UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2005

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1801 Douglas Drive Sanford, North Carolina	27330-1410
(Address of principal executive officer)	(Zip Code)

(919) 774-6700

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 20, 2005, in recognition of the valued service provided by Messrs. Byron E. Allumbaugh, Hubert E. Yarborough, III, and Peter M. Starrett (collectively, the “Departing Directors”) to The Pantry, Inc. (the “Company”) as members of the Company’s board of directors, the compensation committee of the Company’s board of directors amended the terms of the past three option agreements for grants made to each Departing Director.

Under the terms of the original option agreements for each Departing Director (which agreements were entered into between each Departing Director and the Company on March 25, 2003, March 31, 2004 and March 29, 2005, respectively), shares of Company common stock subject to each such option agreement vest over three years, with 33.3% of such shares vesting each year on the anniversary date of the grant, beginning on the first anniversary date of the grant. As a result of the amendments, shares of Company common stock subject to such option agreements will still vest over three years, but with 1/12th of such shares vesting each quarter on the quarterly anniversary date of such grant beginning with the first quarterly anniversary date after such grant (e.g., 1/12th of the options granted on March 25, 2003 vested on June 25, 2003, 1/12th vested on September 25, 2003, and so on until all options covered by the March 25, 2003 agreements become fully vested on March 25, 2006). All other terms of the original option agreements for each Departing Director remain unchanged.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 16, 2005, Mr. Byron E. Allumbaugh notified the Company that he plans to resign from the Company’s board of directors, effective January 24, 2006. The Company previously reported, in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2005, Mr. Allumbaugh’s decision not to stand for re-election to the Company’s board of directors at the Company’s next annual stockholder meeting. Mr. Allumbaugh’s decision to resign was not the result of any disagreement with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE PANTRY, INC.

By:	/s/ Daniel J. Kelly
Daniel J. Kelly Vice President, Chief Financial Officer and Secretary (Authorized Officer and Principal Financial Officer)

Date: December 20, 2005